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Walmart’s Global Ethics & Compliance Program:
Reflecting on What We’ve Built

Sam Walton opened a store in Rogers, Arkansas, in 1962. He offered low prices so he could serve customers who wanted to save money and live better. And he built his business on several core values: respecting the individual, serving customers well, striving for excellence, and acting with integrity. On this last point, he told our associates that integrity “has to start with each of us.” He wanted his company to be a force for good in the community.

From that first store, Sam expanded the business across the United States, often choosing locations in small, rural towns that other companies overlooked. Walmart grew rapidly. By 1967, Sam had opened 24 stores. In 1970, the company went public. Walmart opened its first Sam’s

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Club and first Supercenter in the 1980s, and by 1990 Walmart had stores in over half of the 50 states.

In 1991, just after I moved into our home office after working in one of our stores in Tulsa, Oklahoma, we opened our first store outside the country—in Mexico City, where we built a Sam’s Club and then a Supercenter. We soon expanded to Argentina, Brazil, Canada, China, and the United Kingdom, among other places. Just over twenty-five years later, Walmart operates more than 11,500 stores in 28 countries around the world. More than 6,200 of those stores are abroad, operating under banners such as Game in Africa, Best Price in India, and Asda in the U.K. We are rapidly expanding our ecommerce businesses, which currently operate in 11 countries. Walmart has been one of the world’s largest private employers since 1999 and now has 2.3 million associates, roughly 800,000 of whom work outside of the United States. Each week we serve over 260 million customers worldwide.

Because of this growth, we can now make life more affordable for customers around the world and also improve the lives of people who grow or make the products we sell. Yet our success also creates a unique challenge: For Sam Walton’s values to permeate and animate a world-wide business, all of our associates—from management at the Home Office in Bentonville, to associates in stores in North America, South America, Europe, Africa and Asia—must know and follow our high ethical standards.

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To that end, we have been reshaping Walmart’s ethics and compliance program over the last five years. We established an integrated, worldwide structure to enhance transparency and accountability. We built processes, aided by innovative technology systems, to ensure that acting in the right way is part of the company culture. And we are taking similar steps to promote integrity with our many business partners, particularly those that interact with governments for us.

I’m proud that Walmart has matured to the point where our company is recognized as a leader in ethics and compliance. As we pass the five-year milestone of this journey, it’s a good time to look back, review what we’ve learned, and make plans for the future.

Consolidating and Enhancing Walmart’s Ethics and Compliance Program

Our effort to unify and professionalize our ethics and compliance program is one of the most significant enhancements in Walmart’s corporate governance over the last few years. We determined at the beginning of this reorganization process that our company’s ethics and compliance function should be consolidated into one global group, rather than establishing separate compliance teams that reported to each of our market or divisional business leaders. We also decided that the program needed to support but operate independently of local business management. We implemented this change by appointing chief ethics and compliance officers and anti-corruption directors within each of our retail markets and organizing them and their staff into one global organization. With this change, our company gained a clearer view into our ethics and compliance issues and increased consistency in our standards and processes so that all Walmart stores and associates are held to the company’s high compliance expectations.

In restructuring our ethics and compliance program, we understood that each of our businesses would need both subject-matter experts and teams to put our policies into practice, given local conditions and laws. We’ve been engaged in a multi-year effort to appoint and train ethics and compliance associates throughout our business. The process of tailoring our compliance resources to meet the needs of our business

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is never-ending, but our ethics and compliance team has reached a high level of maturity. Our dedicated ethics and compliance staff now numbers over 2,300 associates, including over 500 in the United States and over 1,800 in our international markets and offices.

In light of our business’ size, we realized that technology would be essential to make our governance programs efficient and reliable. Accordingly, we’ve spent significant time and resources developing and deploying electronic systems to implement our anti-corruption policies, obtain and monitor our licenses and permits, enhance food safety, track our donations to the community, provide training to our associates, and comply with our anti-money-laundering obligations, among other functions. Since 2013 we’ve invested more than $141 million in global ethics and compliance systems.

We are seeing strong results from these investments in people and systems. Our licensing and permitting processes provide just one example of how these improvements are helping us to effectively manage our business. Walmart is required to apply for more than 56,000 licenses to operate our facilities outside the U.S. To meet this need, we have created licensing teams in each international market, numbering more than 300 associates in total. These dedicated teams have developed processes to monitor and track our licenses and permits in each market, using a centralized licensing system that the company created and deployed over the last four years. This system reduces the risk of error or wrongdoing by organizing our workflows and implementing safeguards such as requirements for approvals and documentation for paying required fees. The system also provides a repository for licensing information, thereby creating transparency and enabling the company to monitor compliance with both global policy and local procedures.

Providing Effective Methods for Raising Ideas, Questions and Concerns

As we’ve enhanced our governance programs, we’ve paid particular attention to whether we’re providing associates with avenues to submit ideas for improving our business, ask questions, and raise concerns. Walmart has long had an Open Door policy that invites associates to contact managers in the company with ideas, questions, or concerns

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without fear of retaliation. We also maintain several resources for associates confidentially (and anonymously, if they prefer) to make these types of contacts with our Ethics & Compliance team. These include email, an online portal, a mailing address, and a helpline available 24 hours a day. These contact mechanisms are equipped to handle most languages spoken in the places we do business.

Over the last few years we’ve stepped up our efforts to educate associates about these resources. These efforts have been successful. Between 2013 and 2016 the contacts we’ve received through our ethics program have increased over 67%.

Engaging Business Leaders and Associates in a Culture of Integrity

Building our formal ethics and compliance function and instituting high standards and detailed procedures is not enough. In addition to effective processes, we must have a culture of integrity. Every associate who works at Walmart has a part in doing business honestly and ethically. For integrity to “start with each one of us,” it can’t just be the job of a single team.

Our ethics, compliance and risk committees have proven to be an effective tool to keep our leaders throughout the company involved in that work. Walmart’s most senior executives are members of the company’s Global Ethics, Compliance, and Risk Committee. We meet regularly—more than quarterly, and over 40 times since 2012. We discuss current issues related to ethics, compliance, and other enterprise-level risks. We structure the meetings to ensure follow-up and accountability for our action items. Each of Walmart’s retail markets has its own similar committee. These committees correspondingly consist of the market’s senior management and its ethics and compliance leaders, including both the market CEO and the market Chief Ethics and Compliance Officer. The open and continuous dialog created by these committee discussions has kept our management teams active in managing our risks and developing our culture.

Of course, associates in every position and in every market need to appreciate and apply Walmart’s commitment to integrity in their daily

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work, not just our company leadership. So we continually strive to train associates, recognize and award contributions to our culture of integrity, and address problems that arise. We discuss our values and teach their practical application through a program of online and in-person sessions. For several years we’ve been building a global Learning Management System to promote engagement and comprehension. The system allows us to deliver training tailored for specific business roles and to track results. It also helps us train in multiple languages. In addition to this system, we use a variety of ways to engage our associates to maximize the comprehensiveness of our training program. Last year we engaged more than 1.2 million associates in the U.S. alone on issues relating to ethics and integrity.

Enhancing Oversight

The active oversight of our Board of Directors has been key to the progress we’ve made in corporate governance. As I’ve noted in prior reports on our ethics and compliance improvements, several committees of our board actively oversee elements of our ethics and compliance efforts. The Audit Committee oversees the Global Ethics and Compliance program, meeting directly and regularly with the program’s leaders and setting annual high-level compliance objectives. The Committee assigns each of these objectives to one or more senior executives and then monitors the company’s progress. For the last four years the Board’s compensation committee has conditioned a portion of our most senior executives’ compensation on making adequate progress on these annual compliance goals. Last year the Audit Committee determined that the company had made adequate progress on the objectives that had been set. Since Walmart began this practice in 2013, the company has achieved over 200 of these board-level objectives, including over 60 objectives that related specifically to our anti-corruption program.

Utilizing Technology to Deliver Food Safety and Freshness

Customers are looking for freshness and quality in choosing where to buy their food. This last year we accelerated our use of technology

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and data to meet that need. For several years we have been deploying an electronic system to monitor the temperatures of the foods in our stores. It’s essential to maintain the right temperature for each type of fresh food. Over the last year we installed the system in 630 additional stores. The system is active throughout the U.S. and in many of our international markets. We record over four million food temperatures each month in the U.S. alone. These electronic data help us track trends, identify issues, and maintain our food at optimal temperatures. Delivering fresh food is a central part of our plan to serve our customers and differentiate ourselves from competitors, so we will continue investing in this and other initiatives to lead in food quality and safety in the year ahead.

Emphasizing Anti-corruption

As a company, we continue to emphasize anti-corruption. Our Global Anti-Corruption Policy prohibits anyone from offering, giving, or receiving anything of value to gain an improper benefit for the company. We are constantly working to give that policy life in our daily business. We invest significant resources into ensuring that our associates understand and follow the anti-corruption policy and the related procedures that apply to their jobs. In the past year alone, we provided anti-corruption training to more than 100,000 associates, focusing on those who are most likely to interact with governmental officials. We also expanded our efforts to train and audit our third party intermediaries, which are individuals or businesses that interact with governmental entities on our behalf. We have a stringent program to identify and screen these companies. To supplement that screening, last year we expanded our pioneering auditing program for third-party intermediaries. These audits examined the records, policies and practices of a sample of companies drawn from each of our retail markets worldwide.

Through our anti-corruption initiatives we strive not only to achieve the highest standards of integrity in our own business, but also to normalize these high standards of conduct in the global business marketplace. Leading on anti-corruption benefits not only Walmart and our associates, but also the communities in which we operate and live.

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Our Work Is Not Done

Over the past five years we have invested to become a better company and a better neighbor. We created a comprehensive and effective ethics and compliance program to continuously improve our business. We restructured our personnel and processes to increase transparency and accountability. And we sent the message to everyone working at or with Walmart that integrity is not negotiable.

We are measuring our progress in these efforts and frequently seek external advice and feedback. Last summer, New York Stock Exchange Governance Services recognized Walmart for having the “Best Governance, Risk, and Compliance Program at a Large-Cap Company,” concluding that we are “demonstrat[ing] how governance, risk, and compliance programs are ingrained in the culture of a large-cap company from the top down.” This external validation helps us know that we’re on the right path. But Walmart is a large, complex, and vital company, so we must continue identifying and meeting the risks of our business. We must continue improving our ethics and compliance program through technological and other innovations, maintaining it as a worldwide leader. And we must continue to create a culture for our associates and affiliates that would make Sam Walton proud.

Doug McMillon

President and CEO, Walmart
April 19, 2017

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